SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
June 20, 2003
(Date of Earliest Event Reported)

EQUIFIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9547
(State or other jurisdiction of incorporation)	(Commission File Number)

1011 Highway 71 Spring Lake, New Jersey 07762
(Address of principal executive offices)

Registrant’s telephone number, including area code 732-282-1411

Item  5.    Other Events.

On June 20, 2003, EquiFin, Inc. (the “Company’) signed a definitive merger agreement (the “Merger Agreement”) with Celtic Capital Corporation (“Celtic”) and its principal stockholders, pursuant to which the Company agreed to acquire Celtic by merging it with and into a wholly-owned subsidiary of the Company (such subsidiary, the “Surviving Corporation”).  Pursuant to the terms of such merger (the “Merger”), in exchange for all of the outstanding shares of Celtic’s common stock, the Company will initially issue 1,450,000 shares of its common stock and will pay $450,000 in cash.  The Company will also issue shares of a new series of preferred stock, having an aggregate stated value of $750,000 (the “Preferred Stock”), and providing for the payment of a 6% per annum cumulative dividend.  The Preferred Stock is convertible into an aggregate of up to 2,500,000 shares of the Company’s common stock at a conversion price of $.30 per share.  The Preferred Stock has voting rights equal to the number of shares of common stock into which it can be converted at the time of the applicable record date for the vote.  The convertibility of the Preferred Stock is subject to the attainment of certain specified earnings thresholds and obtaining the approval of the Company’s stockholders to the issuance of the shares of common stock upon conversion.  The Preferred Stock is redeemable, at the option of the Company, under certain conditions, by the Company’s issuance of the maximum number of its shares of common stock into which the Preferred Stock could be converted if all of the earnings threshold levels were achieved.  If stockholder approval is not obtained by a specified date, then the Preferred Stock will be automatically converted into a series of alternative preferred stock (“Alternative Preferred Stock”) having similar rights to the Preferred Stock, other than with respect to convertibility and with respect to dividends, that will be payable on such series at a rate of 12% per annum instead of 8% per annum, and the liquidation preference, which will be twice the stated value thereof plus accrued but unpaid dividends.  If and when the requisite stockholder approval is attained, such shares will automatically convert back to Preferred Stock.

 Additional Merger consideration will consist of: a cash earnout equal to 14.25% of “pre-tax earnings” (as defined in the Merger Agreement) in excess of $200,000 for each of 2003, 2004, 2005, 2006 and 2007 (which will be payable by April 30 of the next year), subject to a cap of $142,500 for each such year; and, subject to stockholder approval being obtained, a share earnout payment of up to 350,000 shares of the Company’s common stock, in the aggregate, to be issued at the rate of 35,000 shares for each $10,000 by which pre-tax earnings (as defined in the Merger Agreement) exceeds $250,000.  If stockholder approval is not obtained by a specified date, then in lieu of issuing shares of common stock, the Company will issue an equivalent number of shares of Alternative Preferred Stock, until such time, if any, as stockholder approval is obtained, in which case such Alternative Preferred Stock will be exchanged for the Additional Shares that should have been originally issued.

The Company will also redeem approximately $900,000 in debt held by an affiliate of Celtic in exchange for a cash payment of $500,000 and a promissory note, in the principal amount of approximately $400,000, that will be due and payable on March 31, 2004.

Upon the closing of the Merger, the Company will enter into a stockholders agreement with the principal stockholders of Celtic and certain of the Company’s current stockholders that will provide, among other things, that the current principal stockholders of Celtic will have the right to initially appoint two nominees to the Company’s six person board of directors, and at such time as a specified number of shares of Preferred Stock have been converted into shares of the Company’s common stock, will have the right to appoint one-half of the Company’s Board of Directors.  The current principal stockholders of Celtic will have the right to appoint the majority of the Surviving Corporation’s directors.

Upon the closing of the Merger, the Surviving Corporation will enter into employment agreements with the current president and chairman of Celtic and one other executive officer of Celtic, and in connection therewith will issue a total of 450,000 common stock purchase options.

The Company will submit for stockholder approval a change of its name to Celtic Capital Group, Inc., within a specified period of time following the effective date of the Merger.

Consummation of the Merger is subject to the satisfaction of a number of conditions set forth in the Merger Agreement, including, without limitation, the Company’s successfully completing an equity and/or debt financing generating net proceeds of at least $3,000,000.

Celtic is a privately-held asset based finance company located in Santa Monica, California.  Celtic currently has an asset-based loan portfolio encompassing approximately 25 loans of between $300,000 and $2,500,000 and a total portfolio of approximately $20,000,000.  For the year ended December 31, 2002, Celtic had revenues of $4,600,000; as of such year-end, its assets and liabilities each totaled $23,000,000.

Item 7.    Exhibits

10.1

Agreement and Plan of Merger, made as of June 20, 2003, by and between EquiFin, Inc., Celtic Acquisition, Inc., a wholly-owned subsidiary of EquiFin, Inc., Celtic Capital Corporation, a California corporation, Bron Hafner and Mark Hafner

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: July 7, 2003	EQUIFIN, INC.

	By:	/s/ WALTER M.CRAIG, JR.
WALTER M. CRAIG, JR. President and Chief Executive Officer